UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☒ Soliciting Material Pursuant to §240.14a-12

Cornell Companies, Inc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

The materials being filed by Cornell Companies, Inc. (the “Company”) on this Schedule 14A are (a) the press release issued by the Company on May 9, 2005 regarding the Company's proposal to restructure its board of directors being rejected by Pirate Capital LLC and (b) the script of James E. Hyman, the Chairman and Chief Executive Officer of the Company, in connection with the first quarter earnings conference call of the Company during which Mr. Hyman briefly discussed, among other things, this matter.

AT THE COMPANY:

John Nieser – CFO

 (713) 623-0790

Cornell Companies’ Proposal to Restructure Its Board of Directors

Rejected by Dissident Shareholder

Dissident Informs Cornell That Further Negotiations Cease

HOUSTON—May 9, 2005—Cornell Companies, Inc. (NYSE:CRN), a leading provider of privatized adult and juvenile correctional, treatment and educational services, announced today that its proposal to restructure the board of directors has been rejected by dissident shareholder, Pirate Capital LLC (“Pirate”), and that Pirate has informed Cornell that any further negotiations will cease.

Under the terms of the proposal put forward by Cornell Companies on May 7, 2005, Cornell would have increased the size of the Board to nine members, and proposed for election at the upcoming shareholders meeting seven nominees chosen by Pirate, and two nominees selected by, and chosen from among, the current members of the board of directors of Cornell.  In addition, Pirate would have agreed to cease any and all efforts with respect to its previously announced proxy solicitation as well as agree for two years to not engage in a going private transaction without satisfying certain procedural safeguards.  Also under the terms of the proposal, Cornell would have agreed to reimburse Pirate for up to $750,000 for its actual expenses incurred in connection with its previously announced proxy solicitation.

On behalf of the entire board of directors, James Hyman, Cornell’s chairman and chief executive officer, stated, “The Cornell Board negotiated in good faith with Pirate and put forward a reasonable proposal to address shareholder concerns with respect to Cornell’s current board.  The Board regrets that Pirate has chosen to reject this proposal that the Board believes would have satisfied shareholder concerns while enabling continuity of Board knowledge and avoiding the expense and distraction of a contentious proxy contest.”

The proposed letter of agreement is attached as exhibit A.

About Cornell Companies

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. The Company (http://www.cornellcompanies.com) has 83 facilities in 17 states and the District of Columbia, which includes two facilities under development or construction. Cornell has a total service capacity of 18,498, including capacity for 1,514 individuals that will be available upon completion of the facilities under development or construction.

— MORE —

Proxy Materials

The Company has not yet set a date for its 2005 Annual Meeting of Shareholders, and you are not being asked to give any proxies or take any other action with respect to the meeting at this time. The Company will be filing a proxy statement concerning the solicitation of proxies by the Board of Directors in connection with the election of directors and other issues to be decided at the 2005 Annual Meeting of Shareholders. As required by the Securities and Exchange Commission (“SEC”), you are urged to read the proxy statement when it becomes available because it will contain important information. After it is filed with the SEC, you will be able to obtain the proxy statement free of charge at the SEC’s website (www.sec.gov). A proxy statement will also be made available for free to any shareholder of the Company who makes a request to the Vice President-Shareholder Relations, at (713) 623-0790 or 1700 West Loop South, Suite 1500, Houston, Texas 77027.

Information Concerning Participants

Under the rules of the SEC, this press release may be deemed to be a solicitation by the Company. Under applicable SEC rules, the following individuals, all of whom are directors of the Company, may be deemed to be participants in the solicitation of proxies on behalf of the Company: James E. Hyman (Chairman of the Board of Directors and Chief Executive Officer of the Company), Anthony R. Chase (Chairman and Chief Executive Officer of ChaseCom Limited Partnership, a communications company), Dr. Isabella C.M. Cunningham (Sharpe Centennial Professor in Communication at the University of Texas), Harry J. Phillips, Jr. (President of Timberlake Interests, Inc and Philips Investments, Inc.), D. Stephen Slack (President and Chief Executive Officer of South Bay Resources, L.L.C., an energy exploration company), Tucker Taylor (President of CBCA, Inc., a company that administers health benefits for self-insured employers), Robert F. Vagt (President of Davidson College), and Marcus A. Watts (partner in the law firm of Locke Liddell & Sapp LLP).

At April 8, 2005, each of the directors may be deemed to be the owner of the number of shares of the Company’s common stock listed after his or her name: Hyman -0; Chase- 6,986; Cunningham - 0, Phillips -90,000; Slack-22,584;Taylor- 26,233; Vagt - 3,000; and Watts - 18,576.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, (1) the outcome of, and costs associated with, a pending proxy contest with a dissident shareholder, (2) the outcomes of pending putative class action shareholder and derivative lawsuits, and related insurance coverage, (3) Cornell’s ability to win new contracts and to execute its growth strategy, (4) risks associated with acquisitions and the integration thereof (including the ability to achieve administrative and operating cost savings and anticipated synergies), (5) the timing and costs of the opening of new programs and facilities or the expansions of existing facilities, (6) Cornell’s ability to negotiate contracts at those facilities for which it currently does not have an operating contract, (7) significant charges to expense of deferred costs associated with financing and other projects in development if management determines that one or more of such projects is unlikely to be successfully concluded, (8) results from alternative deployment or sale of facilities such as the New Morgan Academy or the inability to do so, (9) Cornell’s ability to complete the construction of the Moshannon Valley Correctional Center as anticipated, (10) changes in governmental policy and/or funding to discontinue or not renew existing arrangements, to eliminate or discourage the privatization of correctional, detention and pre-release

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services in the United States, or to eliminate rate increase, (11) the availability of financing on terms that are favorable to Cornell, and (12) fluctuations in operating results because of occupancy levels and/or mix, competition (including competition from two competitors that are substantially larger than Cornell), increases in cost of operations, fluctuations in interest rates and risks of operations.

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Exhibit A

PROPOSED LETTER OF AGREEMENT

May     , 2005

Pirate Capital LLC
200 Connecticut Avenue, 4th Floor
Norwalk, Connecticut 06854

Attention:

Gentlemen:

Reference is made to the ongoing proxy solicitation (the “Proxy Solicitation”) by Pirate Capital LLC, Jolly Roger Fund LP, Jolly Roger Fund Ltd and Mint Master Fund Ltd. (collectively, “Pirate Capital”) to elect seven (7) nominees to the board of directors of Cornell Companies, Inc. (“Cornell”).  With respect to the Proxy Solicitation and certain related matters, Pirate Capital and Cornell hereby agree as follows.

Definitions

1.                                       For purposes of this letter agreement, the terms below are defined as follows:

“Common Stock” shall mean common stock of Cornell.

“Continuing Directors” shall mean two (2) directors selected by, and from among, the current members of the board of directors of Cornell.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Pirate Group” shall mean Pirate Capital, any person or entity that is acting as a group with Pirate Capital for purpose of acquiring, holding, or disposing of securities of Cornell (as contemplated by Section 13(d)(3) of the Exchange Act) and any affiliate (as such term is defined in Rule 13e-3(a)(1) promulgated under the Exchange Act) of Pirate Capital or such person or entity.

 “Rule 13e-3 transaction” shall have the meaning ascribed to such term in Rule 13e-3(a)(3) promulgated under the Exchange Act.

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Agreements of Pirate Capital

2.                                       Requirements for a  Rule 13e-3 Transaction.  Pirate Capital agrees that it will not, and it will cause all members of the Pirate Group not to, engage, prior to July 31, 2007, as a participant in a Rule 13e-3 transaction unless at least one of the following conditions are met: (i) if all the Continuing Directors are then serving as directors of Cornell, such Rule 13e-3 transaction has been unanimously approved by Cornell’s Board of Directors or (ii) if such transaction involves the vote of the stockholders of Cornell, such transaction is approved by holders of a majority of the Common Stock not beneficially owned by the Pirate Group or (iii) if such transaction involves a tender offer by Cornell or a member of the Pirate Group, holders of a majority of the outstanding Common Stock (excluding for such purpose Common Stock beneficially owned by the Pirate Group) tender their Common Stock into such tender and do not withdraw such stock.

3.                                       Cessation of Proxy Solicitation.  Upon execution of this letter agreement, Pirate Capital agrees to cease any and all efforts with respect to the Proxy Solicitation.  At Cornell’s 2005 Annual Meeting of Stockholders (including any adjournment thereof), Pirate Capital agrees to vote all of the shares of Common Stock, with respect to which it has voting power, for the election of all nominees identified in Section 6 of this letter agreement, to the extent permitted by applicable law.

Agreements of Cornell

4.                                       2005 Annual Meeting of Stockholders.  Cornell agrees to use reasonable efforts to hold its 2005 Annual Meeting of Stockholders no later than July 16, 2005.

5.                                       Board Nominees.  Cornell agrees to nominate for election at its 2005 Annual Meeting of Stockholders nine (9) nominees, seven (7) of whom shall be Leon Clements, Richard Crane, Todd Goodwin, Sally Walker, Alfred Jay Moran, Jr., Zachary R. George and Thomas R. Hudson Jr. and two (2) of whom shall be the Continuing Directors.

6.                                       Proxy Solicitation Materials.  Cornell agrees that its Proxy Statement and all other solicitation materials to be delivered to stockholders in connection with the 2005 Annual Meeting of Stockholders shall be prepared in accordance with, and in furtherance of, this letter agreement.

7.                                       Reimbursement of Expenses.  Cornell agrees to reimburse Pirate Capital for up to $750,000 in reasonable expenses in connection with the Proxy Solicitation, upon presentation by Pirate Capital to Cornell of invoices or other satisfactory documentation.

Agreements of Both Parties

8.                                       Amendment of Letter Agreement. Prior to Cornell’s 2005 Annual Meeting of Stockholders, this letter agreement may be amended only by written instrument executed on behalf of Cornell and Pirate Capital LLC.  After Cornell’s 2005 Annual Meeting of Stockholders, this letter agreement shall not be amended unless such amendment is approved by either (i) if all the Continuing Directors are then serving as directors of Cornell, such amendment is unanimously approved by Cornell’s Board of Directors or (ii) such amendment is approved by holders of a majority of the Common Stock not beneficially owned by the Pirate Group.

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9.                                       Counterparts.  This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

10.                                 Entire Agreement.  This letter agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

Please confirm your agreement with the terms of this letter agreement by executing the same in the space provided below.  Such agreement shall be effective as of the date of your acceptance.

Very truly yours,

CORNELL COMPANIES, INC.

By:

James E. Hyman
Chief Executive Officer and Chairman of the Board

Agreed and Accepted as of May , 2005:

PIRATE CAPITAL LLC

By:
Name:
Title:

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5

Cornell Companies First Quarter Earnings Call

Script of James E. Hyman

Good morning and thank you for joining Cornell Companies’ first quarter 2005 earnings call. Today, I’ll discuss Cornell’s operations and corporate developments and provide guidance for the next quarter.  John Nieser, our CFO, will report on the company’s first quarter financial performance in greater detail, and then we’ll answer questions.  John and I are in two different locations today, as I’m in Washington spending time with our customers, so you’ll have to bear with us if there are some technical snags.

For me, the first quarter completed my immersion into Cornell and our business.  I visited programs and met with employees, customers, competitors and shareholders. I’ve received feedback on what works and what doesn’t, and what people would like to see change.  I’ve taken that qualitative input and coupled it with quantitative analysis of our business portfolio.  I’m not saying that my learning or the analytical process is complete, but I can say that I have my arms around the business and feel confident that we can start changing how we operate to position the company to deliver the returns that shareholders should expect while continuing to deliver excellent service to customers.

Now, let me talk specifically about some of the actions we’ve taken in the first quarter and the performance of the business in three areas: 1) restructuring, 2) ramp-up of new programs and 3) ongoing operations.

First, restructuring.  In our last conference call, we announced a restructuring of the organization and our programs. We said that the restructuring would result in a $1.5mm charge in the first quarter.  As we pushed hard through the end of the quarter, we actually drove the restructuring to $2.1 mm, all of which is headcount cost.  We expect the restructuring will improve our performance by $1.8 million on an annual run-rate basis.  Looking ahead, although we will continue to drive for efficiencies in our cost structure, we do not currently anticipate additional headcount reductions of this magnitude.

As a result of our portfolio review, last quarter we announced the closure of several programs.  That portfolio review continues, and after careful analysis, we have now decided to close three additional programs: the Danville Center for Adolescent Females in Danville, Pa., the Young Women’s program housed in our Southwood facility in Chicago, and the Northside Clinic, also in Chicago.  Although these programs deliver quality service to their clients, none could produce sufficient financial return to justify the operational investment or risk.   From a financial perspective, as the Danville facility is part of a state hospital and we manage the program, no disposition of assets will occur, and we expect minimal EBITDA impact for the remainder of the year. At Southwood, although we are exiting the Young Women’s program, we expect to transition those beds for adult male substance abuse treatment which will provide a more stable population and improved programming mix.  At Northside, the leased facility is a methadone clinic drug treatment program located in a residential community in the north side of Chicago and we will close the business, which does not fit with our core competence, at the expiration of its lease in the second quarter.  Again, we expect minimal EBITDA impact for 2005 from these closures.

We continue to carefully evaluate all our programs to ensure that they deliver value to customers and risk-adjusted returns to the business that justifies the investment of our people and our shareholders capital.

Today, the largest non-performing asset that we have in the company is our facility at New Morgan on which we took an impairment charge of $9.3 mm at the end of 2004.  We are acutely aware of the need to resolve the financial problem that an empty New Morgan imposes.  I have structured an internal team, reporting to me on this issue, and I am focused on resolving the financial burden.

Now let me turn to the ramp-up of our newer programs.  At the end of the first quarter, we announced the signing of a six-year Intergovernmental Service Agreement between Bernalillo County, N.M. and the U.S. Office of Detention Trustee. The agreement guarantees an average of 500 beds for the US Marshals Service and Immigration & Customs Enforcement at the Regional Correctional Center in Albuquerque through each year of the contract.  We expect that it will take through the third quarter before the customers’ ramp to their 500 guaranteed minimum, although the 500 average rate is guaranteed from the beginning of the contract period.  In terms of revenue recognition, we recognize revenue from this contract in the month based on actual population and per diem, not on the contractual 500 minimum.  As a result, it is possible that if the customer did not achieve an average of 500 during the contract year, there would need to be a true-up payment at the end of each contract year.  If that happened, we would recognize the true-up revenue at that time.  Our current forecast and guidance does not assume any need for a true-up payment in 2006.  Just as a reminder, we have announced that annualized revenue from the RCC when full will range from $18.5 to $20.5 million.  The population at RCC yesterday was 235, with a capacity of 976.

Cornell’s other major program ramp-up is Southern Peaks. As of this morning our census was 90, compared to 81 when I spoke to you two months ago.  This is only a modest increase, but we continue to project that we will be at 156 by the end of the year.  Our team is focused on building population at this program for adolescents at a rate consistent with our ability to train staff and ensure stable operating capabilities.

In the first quarter, we also announced our acquisition of Correctional Systems, Inc., or CSI.  We stated that we would close during the second quarter. As a result of excellent integration planning from both the Cornell team and the CSI team, we were able to close the transaction on the morning of April 1st, and then rapidly start to implement our plans.  I’m delighted that the CSI business and team is part of Cornell. We expect to fully achieve the financial goals set for the business and to build on the development prospects upon which we justified the transaction.  One immediate benefit from the transaction is that during integration planning, we realized that CSI had better back-office systems for its community corrections business than we had for ours.  As a result, we are rolling out their approach to our business during the second quarter.

Now, turning to our core operations, we had a favorable first quarter with increased revenue.  John will talk through the details, but first I’m going to highlight a couple of other first quarter successes.

Regarding accreditations, on our previous call we mentioned the re-accreditation by the American Corrections Association during March of two secure facilities.  During March we also received a re-accreditation at our Woodridge facility in Illinois from the Joint Commission on the Accreditation of Healthcare Organizations. The Woodridge facility has been accredited every three years since the early 1990s and it continues to provide excellent care to the adult and juvenile males placed there for substance abuse treatment.

These accreditations are critical because they underscore our commitment to the delivery of quality services to our customers and a level of process control that minimizes operating risk.

Regarding incremental growth, we can generate good returns from existing programs by expanding a facilities utility to the customer or expanding the physical capacity.  In the former case, in March the Governor of Mississippi signed a bill that raised the age of a youthful offender from 21 years of age to 22. This action allows those 21-year old offenders in our Walnut Grove Youth Correctional Facility to remain there for another year of education and programming geared specifically to their needs. The change in age becomes effective July 1, 2005 and will allow the population to reach capacity over a period of time. Today, our census at Walnut Grove is 854, and we expect this to grow to 875 by year end.

Of course, the biggest expansion of physical capacity for Cornell is the Moshannon Valley Correctional Center in PA for the Bureau of Prisons.  We continue on track to an end March 2006 opening for this 1,300 bed facility at a $76 million investment in construction and FF&E that we expect to generate annualized revenue of approximately $37 million when fully ramped.

Now, I’m going to turn the conversation over to John to provide more detail on the first quarter earnings.

*   *   *

Script of James E. Hyman (following presentation of John R. Nieser)

Thanks John,

Let me turn to three areas.  First, guidance.  Second, how to track our progress.  Third, the upcoming annual meeting and proxy contest.

Regarding guidance, we reiterate our full year guidance that we gave in our fourth quarter call.  For the second quarter, the Company expects results to range from loss per share of $0.02 to income per share of $0.02 on an as-reported basis, and income per share of $0.08 to $0.12 on a pro forma basis, which excludes pre-opening and start-up costs for new facilities, and losses associated with New Morgan Academy.

For the full year, the Company expects earnings per share to range from $0.11 to $0.18 on an as-reported basis, and from $0.42 to $0.49 on a pro forma basis, which excludes pre-opening and start-up costs for new facilities, and losses associated with New Morgan Academy.

The 2005 guidance reflects those estimated tax rates as outlined previously by John.  It also reflects the three quarters of CSI as well as the anticipated closure of certain programs through the second quarter.

In terms of progress, as I wrote in my letter to the shareholders contained in the 2004 Annual Report, I think for the remaining three quarters, you should expect us to focus in five areas:

•                  First:  Operations Excellence, as measured by maintaining accreditations and avoiding incidents at facilities.

•                  Second, Asset Utilization, as measured by filling the RCC and Southern Peaks and by solving the New Morgan burden,

•                  Third, Capital Effectiveness as measured by bringing Moshannon Valley on stream on time and on budget, and by delivering on the value of CSI

•                  Fourth, Portfolio Management as measured by our clearly stating the “value added” from our lines of business and our specific programs

•                  And Fifth, Operating Efficiency, as measured by improvement in our “run rate” margins.

Lastly, let me comment on the upcoming annual meeting and Board governance.  First, we have set the record date for shareholders as May 16th.  The annual meeting needs to occur within 60 days of that date and we expect to set the date for the meeting shortly.  As discussed on our last call, Pirate Capital, our largest shareholder, intends to replace Cornell’s entire board at the Company’s annual meeting.  Since the last call, I have continued discussions, in my capacity as Chairman of the Board, with Pirate as well as with a number of other shareholders, in an attempt to reach a compromise position that would satisfy shareholder concerns while enabling continuity of Board knowledge and avoiding the expense and distraction of a contentious proxy contest.

As we announced this morning, the Cornell Board and Pirate have been unable to reach an agreement, and Pirate has informed the Board that they consider discussions terminated.  The Board’s release this morning contained the last draft of an agreement presented by Cornell’s Board to Pirate this past Saturday, May 7th that Pirate chose not to accept.

As this is an earnings call, I do not intend to review the Cornell-Pirate discussions in greater detail, to outline the reasoning of the Cornell Board’s or attempt to solicit votes in advance of the shareholder meeting.

Now, before we move to questions, a couple of ground rules.  First, I request that participants ask only one question at a time.  Feel free to ask all the questions you wish, but we will ask you to get back in the queue after each question.  Second, this really should be a Q&A session about the business.  If you don’t have a question but want to express an opinion or make a statement, I’d prefer it you reach out to me directly either by calling me at the office, or emailing me at jhyman@cornellcompanies.com.

Now operator, we will take the first question.

*   *   *

Script of James E. Hyman (following question and answer period)

Let me make a last comment.

Your management team at Cornell is focused and excited by the opportunities before us.  Our strategy for the business continues to evolve, but we know that it will rest on the foundation of:

A.           Operating our facilities effectively and efficiently for our clients, residents and government customers, and

B.             Delivering on the business commitments that we make to each other and our owners for the remainder of this year, and beyond.

Thanks for your time and attention this morning.  If you would like to provide feedback, you know how to reach me.